Exhibit 10.7.4


             SUMMARY DESCRIPTION OF CBL & ASSOCIATES PROPERTIES, INC
                       DIRECTOR COMPENSATION ARRANGEMENTS

         During 2004, each Director not employed by the Company (a "Non-Employee Director") received from the Company an annual fee of $25,000. In addition to the annual fee, each Non-Employee Director received a meeting fee of $1,500 for each Board, Compensation Committee and Nominating/Corporate Governance Committee meeting attended and $500 for each telephonic Board meeting attended and reimbursement of expenses incurred in attending meetings. In addition, but with the exception of the Non-Employee Director who was Chairman of the Audit Committee, each Non-Employee Director received from the Company a fee of $1,500 for each Audit Committee meeting attended. Each Non-Employee Director serving as a member of the Executive Committee and the Non-Employee Director serving as Chairman of the Audit Committee received from the Company a monthly fee of $750 in lieu of meeting fees for their participation on the Executive and Audit Committees in 2004.

         Effective as of January 1, 2005, fees to Non-Employee Directors were increased such that each Non-Employee Director shall receive from the Company an annual fee of $27,500 and a fee of $1,500 for each Board, Compensation and Nominating/Corporate Governance Committee meeting attended. In addition, but with the exception of the Non-Employee Director who is Chairman of the Audit Committee, each Non-Employee Director shall receive from the Company a fee of $1,500 for each Audit Committee meeting attended. Each Non-Employee Director shall receive a fee of $750 for each telephonic Board meeting attended plus reimbursement of expenses incurred in attending meetings. Effective as of January 1, 2005, each Non-Employee Director serving as a member of the Executive Committee shall receive from the Company a monthly fee of $750, and the Non-Employee Director serving as Chairman of the Audit Committee shall receive a monthly fee of $2,000, in lieu of meeting fees for their participation on the Executive and Audit Committees.

         Each fiscal year of the Company, Non-Employee Directors receive either an annual grant of options to purchase 500 shares of Common Stock having an exercise price equal to 100% of the fair market value of the shares of Common Stock on December 31 of such fiscal year or up to 500 shares of restricted Common Stock of the Company. For 2004, each Non-Employee Director received 250 shares of restricted Common Stock of the Company with a value (on the date of grant, January 3, 2005) of $75.44 per share, the average of the high and low trading prices of the Company's Common Stock as reported on the NYSE on January 3, 2005. The restrictions on shares of Common Stock received by the Non-Employee Directors are set forth in the Stock Incentive Plan and provide that such shares may not be transferred during the Non-Employee Director's term and for one year thereafter. Each holder of a Non-Employee Director option granted pursuant to the above-stated arrangement has the same rights as other holders of options in the event of a change in control. Options granted to the Non-Employee Directors
(i) shall have a term of 10 years from date of grant, (ii) are 100% vested upon grant, (iii) are non-forfeitable prior to the expiration of the term except upon the Non-Employee Director's conviction for any criminal activity involving the Company or, if non-exercised, within one year following the date the Non-Employee Director ceases to be a director of the Company, and (iv) are non-transferable.

         In addition, any person who becomes a Non-Employee Director will receive an initial grant of 500 shares of restricted Common Stock upon joining the Board of Directors.